Exhibit 99.1

CONTACT:

Erica Wishner

Acorda Therapeutics

(914) 347-4300 ext. 162

ewishner@acorda.com

FOR IMMEDIATE RELEASE

Acorda Therapeutics Announces Expansion of

Zanaflex Capsules™ Sales Force to 65

Hawthorne, NY  October 17, 2006 - Acorda Therapeutics (Nasdaq: ACOR) announced today that it will expand its sales force to 65 people, including 52 area business managers who will call on specialists as well as primary care physicians who are high-volume prescribers.  The Acorda sales team promotes Zanaflex Capsules™ (tizanidine hydrochloride).

“This second expansion will allow us to reach a much greater number of specialists with increased frequency and efficiency,” said John Librie, VP, Sales and Marketing.  “In addition, the Acorda team will be able to address the primary care market opportunity.”

The current sales force of 32 people, including 25 area business managers, has an average of 15 years experience in sales and sales management in the biotechnology and pharmaceutical industries.  This team currently reaches approximately 3,200 specialists. The expanded sales force will reach approximately 7,400 specialist and primary care physicians.

Physicians who are specialists in areas such as neurology or physical medicine and rehabilitation account for more than 40 percent of the combined Zanaflex Capsules, Zanaflex® and tizanidine market.  Primary care physicians account for an additional 40 percent of the same market.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or prospects should be considered forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including Acorda Therapeutics’ ability to successfully market and sell Zanaflex Capsules, the risk of unfavorable results from future studies of Fampridine-SR, delays in obtaining or failure to obtain FDA approval of Fampridine-SR, competition, the ability to obtain additional financing to support Acorda Therapeutics’ operations, unfavorable results from its preclinical programs, and failure to protect its intellectual property or to defend against the intellectual property claims of others. These and other risks are described in greater detail in Acorda Therapeutics’ filings with the Securities and Exchange Commission. Acorda Therapeutics may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Acorda Therapeutics disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

About Acorda Therapeutics

Acorda Therapeutics is a biotechnology company developing therapies for SCI, MS and related nervous system disorders. The Company’s marketed products include Zanaflex Capsules™ (tizanidine hydrochloride), a short-acting drug indicated for the management of spasticity. For full prescribing information, please go to www.zanaflexcapsules.com. Acorda’s lead clinical stage product, Fampridine-SR, recently completed a Phase 3 study in people with MS.  The Company’s pipeline includes a number of products in development for the treatment, regeneration and repair of the spinal cord and brain.

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